Exhibit 99.1

Equal Energy Reports Second Quarter 2013 Results, Increases 2013 Drilling Program and Releases Mid-Year Reserve Report

OKLAHOMA CITY — /CNW/ — August 8, 2013, Equal Energy Ltd. (NYSE:EQU) (TSX:EQU.TO) is pleased to report its second quarter 2013 financial results. Year to date drilling results in the company’s liquids rich natural gas Hunton property in central Oklahoma (“Central Oklahoma”) have exceeded the company’s reserve and production expectations, while at the same time drilling costs have come in below budget. Based on the highly economic results to date, Equal plans to add two additional horizontal Hunton wells to the 2013 drilling program to bring the number of wells to 12 for the year.

Central Oklahoma Second Quarter 2013 Highlights

•	Equal’s proved reserves revised up 25% to 24.7 MMBoe

•

Q2 2013 oil, gas and NGLs revenues were up 8% year-over-year on average production of 6,287 boe/d, in spite of previously-reported reduced production due to weather and unplanned down time during the quarter. Normal production resumed in June, with July 2013 production field estimates averaging 6,700 boe/d.

•	Three wells were drilled and completed during second quarter. All three are currently online and producing

•	Demonstrated 100% drilling success rate, with all three wells performing above the expected production type curve

•	Average capital expenditures for these three new wells drilled were $2.7 million per well

•	First five wells drilled this year were evaluated by our third party engineering firm

•	Present value at a 10% discount averaged $5.2 million per well, based on SEC-standard trailing 12 months average pricing, compared to average drilling and completion costs of $2.5 million

•	Average reserves per well of 656 mboe gross, 470 mboe net to Equal

•

One of these five wells was drilled in an oil-prone section of Equal’s acreage and is producing 150 to 200 barrels of oil per day, in addition to liquids rich gas. Multiple drilling locations within this oily area have been identified.

Drilling Update

Equal drilled three wells during the second quarter of 2013 with a 100% success rate. Two of these wells began producing in late June and the third came on in mid-July.

In total, the first six wells drilled in 2013 are currently producing at a combined rate of 900 boe/d net to Equal. Hunton wells typically take an average of 90 days to reach peak production and will generally maintain that peak rate for 18 months or longer.

Equal’s seventh well has been drilled and the eighth well is currently being drilled from the same pad. Both of these wells should be online in September.

Equal made the decision to add two horizontal Hunton wells to its 2013 drilling program because of the stronger economics realized in its 2013 program to date. These two additional wells will increase the capital budget by only $3 million, to $39 million for the full year, as overall capital expenditures are lower than originally budgeted.

“Our drilling continues to deliver higher than budgeted reserves and production at an attractive cost,” said Don Klapko, President and Chief Executive Officer. “We have a strong level of confidence that we will hit our target production of 6,400 boe/d on average for the full year 2013.”

“The decision to increase the number of wells to be drilled this year to 12 from 10 follows a mid-year assessment of our recent drilling results and commodity prices. Based on the past 12 months of commodity pricing, our drilling results turn a dollar spent on drilling and completion into two dollars of PV10 value for Equal. Because the two additional wells will be drilled late in the year, they will not impact 2013 production.”

Mid-Year Reserves

In early June, Equal Energy asked HAAS Petroleum Engineering Services, Inc. (“HAAS”), the company’s third-party reserves engineering firm since 2006, to perform a mid-year evaluation. Equal requested the mid-year evaluation due to numerous factors observed at the field level, including better than expected production performance of both existing wells and new wells drilled in 2013, to add PUD locations and make adjustments related to Equal’s production sales contracts. Results from the mid-year report, in accordance with SEC guidelines, are summarized as follows:

•	Proved reserves increased 25% to 24.7 MMBoe from 19.7 MMBoe at year-end 2012

•	Proven undeveloped (“PUD”) reserves increased 50% to 5.0 MMBoe from 3.3 MMBoe at year-end 2012

•	Reserve quality remains high as PUDs represent only 20% of total proved reserves at mid-year, compared to 17% at year-end 2012

•	PUD locations booked increased to 43 mid-year, up from 22 at the beginning of the year

Mr. Klapko commented that “the engineering report now begins to acknowledge Equal’s long-held observation that NGL yields increase over the lives of our Hunton wells, allowing Equal to realize a higher value production stream over time.”

Equal plans to file a Material Change Report incorporating reserves conforming to Canadian reserves reporting standards within the applicable time period.

Balance Sheet and Liquidity Remain Strong

In the second quarter of 2013, Equal generated cash flow before balance sheet changes (a non-GAAP financial measure reconciled to a GAAP financial measure later in this release) of $5.9 million. At June 30, 2013, Equal had $20.4 million of cash on hand, compared to $21.5 million at March 31, 2013, and CAD $125 million or the USD equivalent available on its credit facility. As previously disclosed, the Board has declared a regular third quarter cash dividend of US$0.05 per share payable on September 25, 2013 to shareholders of record on September 2, 2013.

Special Committee Update

As disclosed in a March 25, 2013, news release, the Board has formed a Special Committee and has engaged a financial advisor to evaluate potential strategic alternatives. The Special Committee currently anticipates that it will complete its evaluation during the third quarter of 2013, but adds that more time may be required, depending on prevailing circumstances.

Outlook

Equal continues to budget 2013 cash flow of $33 million based on expected production growth, expected decline in general and administrative expenses in the second half of 2013 and benchmark prices of $0.90 per gallon Conway propane, $3.90 NYMEX natural gas and $90 WTI crude in the second half of 2013. For the remainder of 2013, the company plans to maintain a balanced and prudent approach by:

•	Maintaining Equal’s strong balance sheet (net debt to cash flow less than 1:1) and protecting the dividend

•	Staying focused on cost management and efficient execution of the 12 well drilling program

•	Preparing to test one or two oil play concepts on held by production acreage in late 2013 or early 2014

•	Increasing the acreage acquisition program in our Central Oklahoma area of focus

Select Operating and Financial Information

For the second quarter and year-to-date 2013, Equal’s production was soley from its Central Oklahoma properties. Last year’s U.S. production also included other properties that were subsequently sold. For additional transparency, Equal’s second quarter 2013 disclosure includes certain comparisons of the current Oklahoma operations to the same period of 2012. Equal has completed the move of its headquarters to Oklahoma City, from Calgary, as of March 15, 2013. The company now reports financial results in US currency and according to U.S. GAAP.

As discussed in our June 24 news release, production for the second quarter of 2013 would have averaged 170 boe/d higher, except for unusual events that negatively impacted production. The table below shows comparable production volumes and producing wells for Central Oklahoma as follows:

	Three Months Ended
	June 30,
	2013	2012	Change
Net Production per Day:
NGL (Bbl)	3,079	3,017	2%
Natural Gas (Mcf)	18,429	18,513	—%
Oil (Bbl)	136	157	-14%

Total (Boe)	6,287	6,260	—%
Net Producing Wells at Period End	110	121	-11%

Central Oklahoma Revenue and Energy Prices

Prices of natural gas, NGLs, and oil that we produce can vary significantly which impacts our revenues and cash flows. The following table lists average New York Mercantile Exchange (“NYMEX”) prices for natural gas, West Texas Intermediate (“WTI”) prices for crude oil, and Propane, Conway, KS for NGLs for the three months ended June 30 for 2013 and 2012.

	Three Months Ended
	June 30,
	2013	2012	Change
Propane, Conway, KS (US$ per bbl)	35.88	30.23	19%
NYMEX natural gas (US$ per mcf)	3.88	2.27	71%
WTI (US$ per bbl)	94.10	93.43	1%

Based on average monthly closing prices. Gas conversion rate of 1.0350 mmbtu per mcf.

Excluding both hedges and properties other than Central Oklahoma, revenues increased 26 percent from last year primarily due to higher gas and NGL prices. NGL production generated 56% of our revenue stream in Q2 2013.

The table below shows comparable revenues by commodity and average sales prices, before hedges, for Central Oklahoma as follows:

	Three Months Ended
	June 30,
	2013	2012	Change
Net Revenues Before Hedges:
NGL	$8,249	$7,497	10%
Natural Gas	5,372	2,925	84%
Oil	1,127	1,313	-14%

Total	$14,748	$11,735	26%
Average Sales Prices Before Hedges
NGL (per Bbl)	$29.44	$27.30	8%
Natural Gas (per MCF)	$3.20	$1.74	85%
Oil (per Bbl)	$90.96	$91.66	-1%
BOE	$25.78	$20.60	25%

Central Oklahoma Production Expenses and Production Taxes

Equal Energy was able to maintain the trend of lower production expenses in the second quarter of 2013 compared with a year earlier through a continued focus on cost reductions. Production taxes were higher mainly due to increased pricing.

The table below shows comparable total and per boe production expenses and production taxes, as well as producing wells at period end, for central Oklahoma as follows:

	Three Months Ended June 30,
	2013	2012	Change
Total
Production Expenses	$3,529	$4,198	-16%
Production Taxes	$923	$506	83%
Per BOE
Production Expenses	$6.17	$7.37	-16%
Production Taxes	$1.61	$0.89	82%

Equal Second Quarter 2013 Financial Results

NGL, natural gas and oil revenues for the second quarter of 2013 totaled $14.7 million, up 7% from $13.7 million a year earlier as a result of higher natural gas and NGL prices more than offsetting lower production due to northern Oklahoma properties divested in 2012.

Interest expense totaled $1 million in the second quarter of 2013, down 38% from $1.6 million a year earlier due to lower debt balances, as debt was repaid with asset sale proceeds during 2012.

General and administrative expenses (“G&A”) were $3.9 million, or $6.74 per boe in the second quarter of 2013, compared with $2.6 million or $3.80 per boe in the second quarter of 2012, which excludes a portion of last year’s G&A costs allocated to discontinued operations. Employee, legal, audit and advisory fees (including certain non-recurring costs associated with the transitioning of the company’s headquarters from Calgary to Oklahoma City and the formation of the Special Committee) are significant drivers in higher G&A costs.

Cash costs, including production expense, production taxes, interest expense and G&A were $14.69 per boe for the second quarter of 2013, up 6% from $13.86 per boe from the second quarter of 2012, which includes northern Oklahoman assets divested in 2012.

Equal realized an after tax profit of $4.8 million on continuing operations compared with a year-earlier profit of $1.7 million. The key factors for the increased profit were stronger natural gas and NGL prices more than offsetting lower production in the second quarter of 2013 due to 2012 asset sales and overall lower expenses and a $1.5 million foreign currency gain in Q2 2013. After taking into account losses from discontinued operations, Equal reported net income of $4.7 million or $0.13 per share, compared with $0.2 million or $0.01 per share a year earlier.

Adjusted earnings, a non-GAAP financial measure reconciled to a GAAP financial measure below, were $0.04 per diluted share in the second quarter of 2013, compared with $(0.01) per diluted share last year.

NON-GAAP FINANCIAL MEASURES

Management uses certain key performance indicators (“KPIs”) and industry benchmarks such as adjusted earnings, cash flow netback, funds from operations and working capital including long-term debt to analyze financial performance. Management feels that these KPIs and benchmarks are key measures of profitability and overall sustainability for Equal. These KPIs and benchmarks as presented do not have any standardized meanings prescribed by GAAP and therefore may not be comparable with the calculation of similar measures presented by other entities.

We believe the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, we believe the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that our management believes are not indicative of our core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with financial measures that most closely align to our internal measurement processes. We consider these non-GAAP measures to be useful in evaluating our core operating results as they more closely reflect our essential revenue generating activities and direct operating expenses (resulting in cash expenditures) needed to perform these revenue generating activities. Our management also believes, based on feedback provided by the investment community, that the non-GAAP financial measures are necessary to allow the investment community to construct its valuation models to better compare our results with our competitors and market sector.

The non-GAAP financial information is presented using consistent methodology from year to year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

The adjustment factors are described more fully in the table below.

Reconciliation of adjusted earnings:

Management believes adjusted earnings may be useful to certain investors and analysts who adjust reported earnings for items that obscure underlying fundamentals of the company. Adjusted earnings exclude certain items that management believes affect the comparability of operating results. [Results for the second quarter ended June 30, 2012 are restated in U.S. dollars]

	For the Quarter
	Ended June 30,
	2013	2012
Net Income	$4,746	$164
After-tax Adjustments:
Unrealized loss on commodity contracts	(2,407)	(2,040)
Gain on sale of assets	(56)	—
Unrealized gain on foreign exchange	(936)	7
Discontinued operations	39	1,550

Adjusted Earnings (Non-GAAP)	$1,386	$(319)

Net Income per Common Share—Diluted (GAAP)	$0.13	$0.01
After-tax Adjustments:
Unrealized gain/(loss) on commodity contracts	(0.07)	(0.06)
Gain on sale of assets	—	—
Unrealized gain on foreign exchange	(0.03)	—
Discontinued operations	—	0.04

Adjusted Earnings Per Share—Diluted (Non-GAAP)	$0.03	$(0.01)

Reconciliation of cash flow before balance sheet changes:

Management believes cash flow before balance sheet changes may be useful to certain investors and analysts who adjust net cash provided by operating activities for items that obscure underlying fundamentals of the company. Cash flow before balance sheet changes exclude certain items that management believes affect the comparability of operating results. [Results for the second quarter ended June 30, 2012 are restated in U.S. dollars]

	For the Quarter
	Ended June 30,
	2013	2012
Net cash provided by operating activities	$7,933	$7,506
Adjustments:
Changes in assets and liabilities	(2,035)	135
Net cash provided by (used in) operating activities – discontinued operations	40	(1,599)

Cash flow before balance sheet changes (Non-GAAP)	$5,938	$6,042

About Equal Energy:

Equal Energy is an oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma, and currently holds 8,800 net undeveloped acres in the highly-economic liquids-rich window of the Hunton dolomite play in Central Oklahoma. Our common shares are listed on the New York Stock Exchange under the symbol (EQU) and convertible debentures and common shares are listed on the Toronto Stock Exchange under the symbols (EQU, EQU.DB.B).

FORWARD-LOOKING STATEMENTS: Certain information contained herein may contain forward-looking statements including management’s assessment of future plans and operations, drilling plans and timing thereof, the effect of government announcements, proposals and legislation, plans regarding wells to be drilled, expected or anticipated production rates, expected exchange rates, anticipated borrowing base under credit facility, maintenance of productive capacity and capital expenditures and the nature of capital expenditures and the timing and method of financing thereof, may constitute forward-looking statements under applicable securities laws and necessarily involve risks. All statements other than statements of historical facts contained in this MD&A are forward-looking statements. The words “believe”, “may”, “will”, “estimate”, “forecast”, “continue”, “anticipate,” “intend”, “should”, “plan”, “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. The Company has based these forward-looking statements on the current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to uncertainties, assumptions and a number of risks, including, without limitation, risks associated with oil and gas exploration, development, exploitation, production, marketing and transportation, loss of markets, volatility of commodity prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers, inability to retain drilling rigs and other services, incorrect assessment of the value of acquisitions, failure to realize the anticipated benefits of acquisitions, delays resulting from or inability to obtain required regulatory approvals and ability to access sufficient capital from internal and external sources. The recovery and reserve estimates of Equal’s reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. In addition to other factors and assumptions which may be identified herein, assumptions have been made regarding, among other things: the result of increasing competition; the general stability of the economic and political environment in which the Company operates; the timely receipt of any required regulatory approvals; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner; drilling results; the ability of the operator of the projects which the Company has an interest in to operate the field in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; field production rates and decline rates; the ability to replace and expand oil and natural gas reserves through acquisitions, development and exploration; the timing and cost of pipeline, storage and facility construction and expansion and the ability of the Company to secure adequate reasonably priced transportation; future commodity oil and gas prices; currency, exchange and interest rates; the regulatory framework regarding royalties, taxes and environmental matters in the jurisdictions in which the Company operates; and the ability of the Company to successfully market its oil and natural gas products. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used. As a consequence, actual results may differ materially from those anticipated in the forward-looking statements. Additional information on these and other factors could affect Equal’s operations and financial results are included in reports on file with the Canadian and United States regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), or the EDGAR website (www.sec.gov/edgar.shtml), or at Equal’s website (www.equalenergy.ca). Furthermore, the forward-looking statements contained herein are made as at the date hereof and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of the new information, future events or otherwise, except as may be required by applicable securities law. The Company operates in a very competitive and rapidly changing business environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can the Company assess the result of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The reader should not rely upon forward looking statements as predictions of future events or performance. The Company cannot provide assurance that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The reader is further cautioned that the preparation of financial statements in accordance with U.S. GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Estimating reserves is also critical to several accounting estimates and requires judgments and decisions based upon available geological, geophysical, engineering and economic data. These estimates may change, having either a negative or positive effect on net earnings as further information becomes available, and as the economic environment changes. Financial outlook information contained in this press release about prospective results of operations, financial position or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available. Such financial outlook information should not be used for purposes other than those for which it is disclosed herein.

The Company’s Management’s Discussion and Analysis (MD&A) and unaudited interim consolidated financial statements for the second quarter ended June 30, 2013, and 2012 are available on Equal Energy’s website at this link www.equalenergy.ca. These documents are also available on the US filing system EDGAR in 10-Q format and on the Canadian filing system SEDAR.

EQUAL ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(unaudited) ( in thousands)	June 30, 2013	(restated)(a) December 31, 2012
Assets
Current assets
Cash and cash equivalents	$20,428	$23,086
Accounts receivable	13,963	15,603
Prepaid expenses, deposits and other	684	931
Commodity contracts	1,303	1,453
Assets of discontinued operations	—	2,179

Total current assets	36,378	43,252
Oil and natural gas properties, full cost method of accounting:
Proved, net of accumulated depletion of $56.4 million and $47.4 million, respectively	155,713	146,184
Unproved	2,526	2,091

Total oil and natural gas properties	158,239	148,275
Other capital assets, net of accumulated depreciation of $1.1 million and $0.9 million, respectively	248	487

Total property, plant and equipment	158,487	148,762
Other assets	1,208	1,429
Commodity contracts	435	160
Deferred income tax asset	33,123	33,772

Total assets	$229,631	$227,375

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$15,839	$8,644
Liabilities of discontinued operations	—	5,870

Total current liabilities	15,839	14,514
Convertible debentures	42,786	45,230
Asset retirement obligation	5,003	4,746
Liabilities of discontinued operations	—	787

Total liabilities	63,628	65,277

Shareholders’ equity
Common shares, $.01 par value Unlimited authorized shares and 35,583,467 and 35,226,526 shares issued and outstanding, respectively	356	352
Additional capital	229,288	228,166
Accumulated other comprehensive loss	(102,102)	(102,163)
Retained earnings	38,461	35,743

Total shareholders’ equity	166,003	162,098

Total liabilities and shareholders’ equity	$229,631	$227,375

Balance Sheet should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com.

Restated in U.S. dollars.

EQUAL ENERGY LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME /(LOSS)

(unaudited) (in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2013	2012 (restated)(a)	2013	2012 (restated)(a)
Revenues	$14,748	13,714	$29,553	31,490
NGL, natural gas and oil revenues
Gain on commodity contracts	3,491	5,132	220	5,941
Other revenue	90	—	118	—

Total revenues	$18,329	18,846	$29,891	37,431
Expenses
Production	3,529	5,283	6,984	11,268
Production taxes	923	657	1,849	1,655
General and administrative including share-based compensation	3,857	2,568	7,010	4,861
Interest expense	926	1,585	1,875	3,428
Depletion and depreciation	4,160	5,881	9,027	11,880
Amortization of deferred charges	110	109	221	218
Accretion of asset retirement obligation	99	110	200	216
Foreign exchange (gain)/loss	(1,510)	2,366	(2,480)	(404)

	12,094	18,559	24,686	33,121

Income from continuing operations before taxes	$6,235	$287	$5,205	$4,310
Taxes
Deferred tax (expense) benefit	(1,450)	1,428	(650)	480

Income/(loss) from continuing operations	$4,785	$1,715	$4,555	$4,789
Discontinued operations:
Income (loss) from discontinued operations	(39)	(1,551)	1,722	(672)

Net income	$4,746	$164	$6,277	$4,117
Other comprehensive income/(loss)
Foreign currency translation adjustment	0	1,926	61	(1,715)

Comprehensive income	$4,746	$2,090	$6,338	$2,402
Earnings per share information:
Basic earnings (loss) per share from continuing operations	0.13	0.05	0.13	0.14
Basic earnings (loss) per share from discontinued operations	0.00	(0.04)	0.05	(0.02)

Basic earnings per share	0.13	0.01	0.18	0.12
Diluted earnings (loss) per share from continuing operations	0.13	0.05	0.12	0.14
Diluted earnings per share from discontinued operations	0.00	(0.04)	0.05	(0.02)

Diluted earnings per share	0.13	0.01	0.17	0.12

Income statements should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com

EQUAL ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30,
(unaudited) (in thousands)	2013	2012(restated)(a)
Operating Activities
Net income	$6,277	$4,117
Net (income) / loss from discontinued operations	(1,722)	672
Depletion and depreciation	9,027	11,880
Accretion of asset retirement obligation	200	216
Share-based compensation	1,122	1,661
Amortization of deferred charges	221	218
Commodity contracts loss	(125)	(2,113)
Gain on sale of assets	(118)	—
Deferred tax (benefit) / expense	650	(480)
Foreign exchange gain	(2,480)	(404)
Change in assets and liabilities:
Accounts receivable	1,041	4,893
Prepaid expenses and other current assets	247	(211)
Accounts payable and accrued liabilities	3,961	(602)

Net cash provided by operating activities – continuing operations	18,301	19,847
Net cash (used in) / provided by operating activities – discontinued operations	(2,756)	380

Net cash provided by operating activities	15,545	20,227

Investing Activities
Property, plant and equipment additions	(14,790)	(18,929)
Proceeds on sale of property, plant and equipment	146	19,734

Net cash (used in) / provided by investing activities – continuing operations	(14,644)	805

Net cash provided by investing activities – discontinued operations	—	2,979

Net cash (used in) / provided by investing activities	(14,644)	3,784

Financing Activities
Decrease in long-term debt	—	(25,974)
Dividend	(3,559)	—

Net cash used in financing activities	(3,559)	(25,974)

Foreign exchange on financial balances	—	4

Change in cash and cash equivalents	(2,658)	(1,964)
Cash and cash equivalents, beginning of period	23,086	5,460

Cash and cash equivalents, end of period	20,428	3,496

Supplementary Cash Flow Information
Interest paid	1,494	3,434
Income tax paid	0	0

Cash flow statements should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com

(a)	Restated in U.S. dollars.

Contacts:

Don Klapko

President & CEO

(403) 536-8373

Scott Smalling

Vice President and CFO

(405) 242-6020